UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 17, 2012

Date of Report (Date of earliest event reported)

AMERICAN PETRO-HUNTER, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-22723	98-0171619
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

17470 North Pacesetter Way

Scottsdale, AZ  85255

(480) 305-2052

(Address and telephone number of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Officer and Director

On July 17, 2012, Mr. John Lennon, resigned as Chief Financial Officer, Director, Chairman of the Board of Directors and Secretary of American Petro-Hunter, Inc. (the “Company”).

(c)	Appointment of Officers

Chief Operating Officer

On July 17, 2012, the Board of Directors of the Company (the “Board”) appointed Mr. Andrew H. Lee as Chief Operating Officer of the Company.

Since 2009, Mr. Lee has served as Director of Operations at ASYM Energy Partners LLC (“ASYM”), where he is responsible for the development and direction of ASYM’s reservoir development strategy, resource exploitation initiatives and all facets of due diligence related matters.  Prior to joining ASYM, in 2007 Mr. Lee worked as an equity analyst for Palo Alto Investors, a hedge fund where he covered the exploration and production (E&P) and oilfield service sectors. From 1999 to 2006, Mr. Lee worked for ExxonMobil, where he distinguished himself as Lead Drilling Engineer on the firm’s multi-billion dollar European Development Drilling Project in Norway for four years, during which time he drilled multiple extended reach wells.  Mr. Lee also has drilling experience in the Rockies, West Texas and the Gulf of Mexico. Mr. Lee graduated from the MIT with dual BS degrees in Mechanical Engineering and Political Science and received his MBA from The Wharton School, University of Pennsylvania.

As more fully described in our Current Report on Form 8-K, filed July 7, 2012, we have entered into certain transactions with ASYM and its affiliates (the “ASYM Transactions”), including a debt financing arrangement and a management services agreement (the “Management Services Agreement”). As part of the Management Services Agreement, the Company is to pay to an affiliate of ASYM a management fee of $12,000 per month, plus two percent of the maximum amount of notes issuable pursuant to the ASYM Transactions, as well as warrant coverage equal to seventeen percent (17%) of any debt financing tranche amount divided by the exercise price of the warrant. As an employee of ASYM, Mr. Lee may have an indirect interest in the ASYM Transactions.

Mr. Lee has not previously held any positions with the Company and except as set forth above, there have been no related party transactions between Mr. Lee and the Company.  Mr. Lee has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers. Except as set forth above, there are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which Mr. Lee had or will have a direct or indirect material interest.

Interim Chief Financial Officer, Chairman of the Board and Secretary

On July 17, 2012, the Board appointed Mr. Robert B. McIntosh, our President and Chief Executive Officer to the positions of interim Chief Financial Officer, Chairman of the Board and Secretary. Reference is made to the information regarding Mr. McIntosh provided in our Annual Report on Form 10-K, filed March 29, 2012. Except as set forth in such Annual Report, there is no material plan, contract or arrangement (whether or not written) to which Mr. McIntosh is a party or in which he participates that is entered into or material amendment in connection with our appointment of Mr. McIntosh, or any grant or award to Mr. McIntosh or modification thereto, under any such plan, contract or arrangement in connection with our appointment of Mr. McIntosh.

(d)	Appointment of Director

On July 17, 2012, the Board appointed Mr. Lee as a member of the Board of Directors of the Company to fill the vacancy created by the resignation of Mr. Lennon. As part of the ASYM Transactions, the Company entered into a Purchase Agreement with ASYM which includes a provision whereby ASYM is entitled to elect two members of the Board. Pursuant to such provision ASYM has designated Mr. Lee as one of its representatives on the Company’s Board.

Except as set forth above, there is no material plan, contract or arrangement (whether or not written) to which Mr. Lee is a party or in which he participates that is entered into or material amendment in connection with our appointment of Mr. Lee, or any grant or award to Mr. Lee or modification thereto, under any such plan, contract or arrangement in connection with our appointment of Mr. Lee.

Mr. Lee has not been named or, at the time of this Current Report, is not expected to be named to any committee of the board of directors. For more information, please refer to (c) above.

Section 8 - Other Events

Item 8.01	Other Events.

On July 19, 2012, the Company issued a press release announcing the appointment of Mr. Lee as Chief Operating Officer and Director, the resignation of Mr. Lennon as Chief Financial Officer and Director and the appointment of Mr. McIntosh as interim Chief Financial Officer. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit
No.	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PETRO-HUNTER INC.,
a Nevada Corporation

Dated: July 20, 2012	/s/ Robert B. McIntosh
Robert B. McIntosh, Chief Executive Officer